STIFEL FINANCIAL CORP. 3rd Quarter 2007 Fiscal Year Earnings Conference Call November 5, 2007

Forward Statements This presentation may contain "forward-looking statements" that involve risks and uncertainties, including statements relating to the market opportunity and future business prospects of Stifel Financial Corp. and Stifel Nicolaus ("SF" or the "Company"). Actual results may differ materially and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ are included in the Company's Annual and Quarterly Reports and from time to time in other reports filed by the Company with the Securities and Exchange Commission. To supplement our financial statements presented in accordance with GAAP, the management uses certain non-GAAP measures of financial performance and liquidity. These non-GAAP measures are in addition to results prepared by the Company in accordance with GAAP, and should only be considered together with the Company's GAAP results. Certain statements in the following presentation relate to future results that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.

3rd Quarter Highlights Quarterly revenue of $190.8 million, a 66% increase over the prior year third quarter. Nine month revenue of $574.0 million, a 71% increase for the nine months as compared to 2006. Quarterly Core net income of $14.3 million, or $0.80 per diluted share, a 48% over the prior year third quarter. YTD Core net income of $46.3 million, or $2.75 per diluted share, a 67% increase for the nine months as compared to 2006. Our Private Client Group ("PCG"), and Equity Capital Markets ("ECM"), achieved record revenue and profits for the nine months ended September 30, 2007. Commission and principal transactions increased $44.6 million, 64% over the previous year third quarter and increased 52% for the nine months as compared to 2006. Investment banking revenue increased to $31.0 million, 57% over the prior year third quarter and increased 170% for the nine months as compared to 2006. Asset management and service fees increased to $27.1 million, 86% over the prior year third quarter and increased to $72.0 million, 70% for the nine months ended September 30, 2007. For the three and nine months ended September 30, 2007, utilizing Core earnings, pretax margin was 13% and 14%, respectively and annualized return on average equity totaled 14% and 18% respectively. The Company successfully completed the conversion of all Ryan Beck branch offices in the third quarter.

Reconciliation of GAAP to Core Earnings

Stifel Income Statements

Segment Comparison Excluding Acquisitions

Private Client Group Income Statements

Equity Capital Markets Income Statements

Equity Capital Markets Revenue Composition

Fixed Income Capital Markets Income Statements

Fixed Income Capital Markets Revenue Composition

Banking Segment Income Statements

Other Segment Analysis

GAAP to Core Earnings

Quarterly Income Statement Impact

Annual Income Statement Impact

Stifel Financial Balance Sheet Graphs

Equity Roll Forward

Capital Structure

Other Financial Data

Questions and Answers